Exhibit 10.4

RESTRUCTURING TRANSACTION RETENTION AGREEMENT

This Restructuring Transaction Retention Agreement (“Agreement”) is by and between The Babcock & Wilcox Company and             (“Executive”), dated as of November 5, 2014 (the “Agreement Date”).

If the Company (as defined in Exhibit A to this Agreement), with the prior approval of the Board of Directors of the Company, engages in a transaction that results in the sale or other disposition of all or substantially all of the operations of either of its Subsidiaries, BWX Technologies, Inc. (“BWXT”) or Babcock & Wilcox Power Generation Group, Inc. (“PGG”, and each of BWXT and PGG, an “Operating Sub” and, together, the “Operating Subs”), whether by sale of the capital stock or assets of one or both of the Operating Subs, spinoff of one or both of the Operating Subs or otherwise (a “Restructuring Transaction”) with a Spin Effective Date (as defined in Exhibit A to this Agreement) that occurs prior to January 1, 2016, Executive shall be entitled to the Retention Incentive Grant (as defined below) under the circumstances set out below. In addition, if Executive’s employment is terminated under certain circumstances set out below prior to, on or following the Spin Effective Date, Executive will be entitled to the severance compensation and benefits set out below. The sale or disposition of less than 100% of the assets or stock of an Operating Sub shall not be considered a sale or other disposition of substantially all of the operations of such Operating Sub unless it is a sale or other disposition of at least 80% of the stock or assets of such Operating Sub. Terms that are capitalized (but not otherwise defined herein) are used as defined in Exhibit A to this Agreement.

The Company and Executive agree as follows:

1.	RETENTION INCENTIVE GRANT: On such date as the Company sets the record date for the Restructuring Transaction, if Executive’s employment with the Company has not been terminated prior to such date, then the Company shall cause Executive to be granted either whole shares of restricted common stock of the Company (“Company Shares”) or restricted stock units covering Company Shares under the Company’s 2010 Long-Term Incentive Plan, as amended and restated February 25, 2014 (the “Retention Incentive Grant”), as follows:

(a)	Number of Shares. The dollar amount of the Retention Incentive Grant will be equal to the product of (x) 1[a] and (y) the sum of Executive’s (1) Salary plus (2) the product of (A) the Salary and (B) the Target Bonus Percentage (such amount, the “Grant Date Value”b). The number of Company Shares to be granted as the Retention Incentive Grant shall equal, rounded down to the nearest whole number of shares that is divisible by three (3): (i) the Grant Date Value, divided by (ii) the closing price of one Company Share, as applicable, on the third trading day following the third quarter release of earnings of the Company.

[a]	This number is 2 in the agreement for James Canafax.
[b]	The Grant Date Value in the agreement for each of Jenny Apker, P. Sandy Baker and David Black is expressed as $600,000; $1,235,000 and $600,000, respectively, rather than as a formula.

(b)	Vesting. Except as provided in Section 1(c) below, if, and only if, Executive remains continuously employed with the Company through the relevant vesting date, the Retention Incentive Grant will vest as follows: one-third (1/3rd) shall vest on the thirtieth (30th) day following the Spin Effective Date and two-thirds (2/3rd) shall vest on the first anniversary of the Spin Effective Date.

(c)	Death or Disability. The Retention Incentive Grant shall vest in full upon Executive’s death or date of Separation from Service due to Disability that occurs prior to any vesting date described in Section 1(b); provided that Executive remains continuously employed with the Company through the date of death or date of Separation from Service due to Disability.

2.	SEVERANCE BENEFITS: If Executive experiences a Covered Termination, he will be entitled to the payments and benefits set forth below; provided that the benefits described in Sections 2(b), (c), (d), (e) and (f) shall only be payable if Executive executes a waiver and release prepared by the Company, which releases the Company and its affiliates, directors, officers and other customary persons from any claim or liability arising out of or related to Executive’s employment with or termination of employment from the Company or any of its affiliates (except for amounts to which Executive is legally entitled pursuant to employee benefit plans, Executive’s right to enforce this Agreement and rights to insurance coverage or indemnification), and 12-month post-employment nondisparagement and noncompetition covenants (the “Release”), which Release is not revoked within the time period provided therein, and the executed Release is delivered to the Company no later than forty-five (45) days after the Covered Termination.

(a)	Accrued Benefits. The Accrued Benefits, payable within sixty (60) days after the Covered Termination, or such earlier time as may be required by applicable law.

(b)	SERP and Restoration Plan. As of the Covered Termination, a fully vested and non-forfeitable interest in Executive’s account balance in the SERP and the Restoration Plan, payable in accordance with the terms of SERP or the Restoration Plan, as applicable.

(c)

Unvested Equity Awards. As of the Covered Termination, unless otherwise settled in accordance with the provisions of Section 4 of this Agreement and/or the plans and agreements referred to therein, a fully vested and non-forfeitable interest in any outstanding unvested equity awards granted on Company Shares on or prior to December 31, 2014 (the “Equity Awards”) (excluding for the avoidance of doubt the Retention Incentive Grant), to be vested and, in the case of restricted stock and restricted stock units, settled within the 60th day after the Covered

Termination; provided that no such Equity Award that is subject to Code Section 409A will be paid on a date earlier than is provided in the applicable Equity Award agreement to the extent necessary to avoid the imposition of tax penalties pursuant to Code Section 409A; and provided further that, subject to any adjustment(s) which may be made to the Equity Awards as of the Spin Effective Date as a result of the Restructuring Transaction (including without limitation pursuant to the applicable plan or award agreement pursuant to which the Equity Awards were granted, and/or the Company’s employee matters agreement executed in connection with the Restructuring Transaction), (i) any performance-based Equity Awards shall be settled assuming a target rate of performance applicable to such award, but (ii) any performance-based Equity Awards which at the time of grant had been designated as “performance-based compensation” within the meaning of Code Section 162(m) will be settled only with respect to the number of Company Shares earned based on achievement of actual performance through the applicable performance period, which settlement will occur at the same time as if the Covered Termination had not occurred. For the avoidance of doubt, any Equity Awards that are vested (including as a result of the foregoing provision) options to purchase Company Shares that Executive holds as of the date of his Covered Termination will remain exercisable through the expiration of the original term of such option.

(d)	Severance Payment Based on Salary. An amount equal to 2 times the sum of Executive’s (x) Salary plus (y) the product of (1) Salary and (2) Target Bonus Percentage, paid in a lump sum in cash within sixty (60) days after the Covered Termination.

(e)	Severance Payment Based on Bonus.

(1)	Covered Termination Performance Year. An amount equal to the product of (A) Salary and (B) the Applicable Bonus Percentage, with the product of (A) and (B) prorated based on the number of days Executive was employed during the bonus year in which Executive’s Covered Termination occurs, paid in a lump sum in cash within sixty (60) days after the Covered Termination; but if the Covered Termination occurs in calendar year 2014 or 2016, such payment may be made not later than March 15 of the calendar year following the year in which the Covered Termination occurs.

(2)	Prior Performance Year. If a bonus for the prior calendar year has not been paid under the Bonus Plan as of Executive’s Covered Termination, then Executive will be entitled to the actual amount of the bonus determined under the Bonus Plan for such prior calendar year (such amount to be determined without the exercise of any downward discretion), paid in a lump sum in cash at the same time such bonus is paid to other Bonus Plan participants.

(f)	Health Care Benefits. An amount equal to three (3) times the full annual cost of coverage for medical, dental and vision benefits covering Executive and his covered dependents for the year in which Executive’s Covered Termination occurs, paid in a lump sum in cash within sixty (60) days after the Covered Termination.

In no event shall the benefits provided for in Sections 2(a), (d), (e) and (f) above or any payment provided for in (c) above that is not subject to Code Section 409A be paid later than March 15th of the calendar year immediately following the calendar year in which Executive’s Covered Termination occurs. For the avoidance of doubt, in the event of a Covered Termination, in no event shall Executive be eligible for or entitled to any other severance payments or benefits under any other severance plan, program or policy maintained by the Company or any of its Affiliates.

3.	LIMITATION ON PAYMENTS AND BENEFITS: Subject to Section 4(a) of this Agreement, notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, or any successor provision thereto, but for the application of this sentence, then the payments and benefits identified in the last sentence of this Section 3 to be paid or provided under this Agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that no such reduction shall be made if it is not thereby possible to eliminate all Excess Parachute Payments under this Agreement; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes). Whether requested by Executive or the Company, the determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence will be made at the expense of the Company by the Company’s independent accountants. The fact that Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 3 will not of itself limit or otherwise affect any other rights of Executive other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this Section 3, the Company will reduce Executive’s payment and/or benefits, to the extent required, in the following order: (i) the lump sum payment provided under Section 2(d); (ii) the lump sum payment provided under
Section 2(e)(1); (iii) the lump sum payment related to Health Care Benefits provided under Section 2(f); and (iv) the accelerated vesting of equity-based awards described in Section 2(c).

4.	CHANGE IN CONTROL:

(a)	Executive Subject to Change in Control Agreement. In the event of a Change in Control, if Executive is party to a Change in Control Agreement with the Company, then, Executive’s Change in Control Agreement shall govern in lieu of this Agreement; in no event will Executive receive duplicate severance payments pursuant to Section 2 of this Agreement and Executive’s Change in Control Agreement, if any. In the event of a Change in Control, any Retention Incentive Grant that is outstanding and unvested at the time of a Covered Termination shall be immediately vested in full pursuant to
Section 2(c) of the Change in Control Agreement upon the Covered Termination (as defined under the Change in Control Agreement).

(b)	Executive Not Subject to Change in Control Agreement. In the event of a Change in Control, if Executive is not a party to a Change in Control Agreement with the Company, Executive shall continue to be covered under the provisions of this Agreement upon a Covered Termination, except any benefits Executive may be entitled to with respect to any equity-based compensation (including any Equity Awards) will be determined in accordance with the applicable plans and award agreements. In the event of any conflict between the terms of any such plans or award agreement and Section 2(c) of this Agreement, the terms of such plan or award agreement shall control. Notwithstanding the foregoing, in the event of a Change in Control, any Retention Incentive Grant that is outstanding and unvested shall be immediately vested in full upon Executive’s Covered Termination hereunder.

5.	INTERNAL REVENUE CODE 409A:

(a)	Compliance. It is the intent of the parties that the provisions of this Agreement either comply with Code Section 409A and the Treasury regulations and guidance issued thereunder or that one or more elements of compensation or benefits be exempt from Code Section 409A. Accordingly, the parties intend that this Agreement be interpreted and operated in a manner consistent with such requirements in order to avoid the application of penalty taxes under Code Section 409A to the extent reasonably practicable. The Company shall neither cause nor permit: (i) any payment, benefit or consideration to be substituted for a benefit that is payable under this Agreement if such action would result in the failure of any amount that is subject to Code Section 409A to comply with the applicable requirements of Code Section 409A; or (ii) any adjustments to any equity interest to be made in a manner that would result in the equity interest’s becoming subject to Code Section 409A unless, after such adjustment, the equity interest is in compliance with the requirements of Code Section 409A to the extent applicable. A Covered Termination shall constitute an “involuntary separation from service” for purposes of Code Section 409A.

(b)	Waiting Period for Specified Employees. Notwithstanding any provision of this Agreement to the contrary, if Executive is a “Specified Employee” (as that term is defined in Code Section 409A) as of Executive’s Covered Termination, then any amounts or benefits which are payable under this Agreement upon Executive’s “Separation from Service” (within the meaning of Code Section 409A), which are subject to the provisions of Code Section 409A and not otherwise exempt under Code Section 409A, and would otherwise be payable during the first six-month period following such Separation from Service, shall be paid on the first business day that (i) is at least six months after the date after Executive’s Covered Termination or (ii) follows Executive’s date of death, if earlier (the “Waiting Period”). The benefits in Sections 2(a), (d), (e) and (f) and certain of the benefits in Section 2(c) are intended to be exempt from Code Section 409A under the “short-term deferral exemption” and thus the Waiting Period is not intended to apply to such benefits.

6.	CONFIDENTIALITY AND NON-DISCLOSURE: Executive acknowledges that pursuant to this Agreement, the Company agrees to provide to him Confidential Information and has previously provided him other such Confidential Information. In return for this and other consideration, provided under this Agreement, Executive agrees that he will not, while employed by the Company or any Affiliate and thereafter, disclose or make available to any other person or entity, or use for his own personal gain, any Confidential Information, except for such disclosures as required in the performance of his duties hereunder as may otherwise be required by law or legal process (in which case Executive shall notify the Company of such legal or judicial proceeding as soon as practicable following his receipt of notice of such a proceeding, and permit the Company to seek to protect its interests and information).

7.	RETURN OF PROPERTY: Executive agrees that at the time of leaving his or her employ with the Company or an Affiliate, he will deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) all Confidential Information as well as all other devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, customer or client lists or information, or any other documents or property (including all reproductions of the aforementioned items) belonging to the Company or any of its Affiliates, regardless of whether such items were prepared by Executive.

8.	NON-SOLICITATION:

(a)	For consideration provided under this Agreement, including, but not limited to the Company’s agreement to provide Executive with Confidential Information regarding the Company and its respective businesses, Executive agrees that while employed by the Company or an Affiliate and for twelve (12) months following a Separation from Service during the term of this Agreement he shall not, without the prior written consent of the General Counsel of the Company, directly or indirectly, (i) hire or induce, entice or solicit (or attempt to induce, entice or solicit) any employee of the Company or any of its Affiliates or ventures to leave the employment of the Company or any of its Affiliates or ventures or (ii) solicit or attempt to solicit the business of any customer or acquisition prospect of the Company or any of its Affiliates or ventures with whom Executive had any actual contact or Confidential Information about while employed by the Company or an Affiliate.

(b)	The restrictions contained in Section 8(a) are limited to areas or territories within the United States or in any foreign country where the Company or an Affiliate engages (or has definite plans to engage) in operations or the marketing of its products or services at the time of Executive’s Separation from Service.

(c)	Executive acknowledges that these restrictive covenants under this Agreement, for which Executive received valuable consideration from the Company as provided in this Agreement, including, but not limited to the Company’s agreement to provide Executive with Confidential Information regarding the Company and its respective businesses, are ancillary to otherwise enforceable provisions of this Agreement, that the consideration provided by the Company gives rise to the interest of each of the Company in restraining Executive from competing and that the restrictive covenants are designed to enforce Executive’s consideration or return promises under this Agreement. Additionally, Executive acknowledges that these restrictive covenants contain limitations as to time, geographical area and scope of activity to be restrained that are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other legitimate business interests of the Company, including, but not limited to, the Company’s need to protect its Confidential Information.

9.	NOTICES: For purposes of this Agreement, notices and all other communications must be in writing and will be deemed to have been given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company:	The Babcock & Wilcox Company
13024 Ballantyne Corporate Place, Ste. 700
Charlotte, NC 28277
ATTENTION: General Counsel

If to Executive:	Executive, at Executive’s most recent address on file with the Company or to such other address as either party may furnish to the other in writing in accordance with this Section.

10.	APPLICABLE LAW: The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware, but without giving effect to the principles of conflict of laws of such State.

11.	SEVERABILITY: If any provision of this Agreement is determined to be invalid or unenforceable, then the invalidity or unenforceability of that provision will not affect the validity or enforceability of any other provision of this Agreement and all other provisions will remain in full force and effect.

12.	WITHHOLDING OF TAXES: The Company may withhold from any payments under this Agreement all federal, state, local or other taxes as may be required pursuant to any law or governmental regulation or ruling. Executive acknowledges that other than the Company’s obligation to withhold and remit applicable income and/or employment taxes and pay its share of any applicable payroll taxes, Executive is solely responsible for any and all taxes, interest and penalties that may be imposed with respect to the payments and benefits provided under this Agreement.

13.	NO ASSIGNMENT; SUCCESSORS: Executive’s right to receive payments or benefits under this Agreement will not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, whether voluntary, involuntary, by operation of law or otherwise, other than a transfer by will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this Section 13 the Company will have no liability to pay any amount so attempted to be assigned or transferred. This Agreement inures to the benefit of and is enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

This Agreement is binding upon and inures to the benefit of the Company and its successors and assigns (including, without limitation, any company into or with which the Company may merge or consolidate and any Successor); and to the extent necessary, the Company may assign its obligations under this Agreement to Executive’s employer upon the occurrence of the Restructuring Transaction.

14.	NUMBER AND GENDER: Wherever appropriate herein, words used in the singular will include the plural, the plural will include the singular, and the masculine gender will include the feminine gender.

15.	CONFLICTS: This Agreement constitutes the entire understanding of the parties with respect to its subject matter and supersedes any other agreement or other understanding, whether oral or written, express or implied, between them concerning, related to or otherwise in connection with, the subject matter hereof; provided that if Executive is a party to a Change in Control Agreement, the Change in Control Agreement shall apply in accordance with its terms as described herein.

16.	AMENDMENT AND WAIVER: No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by the Board. No waiver by any party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by any other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

17.	COUNTERPARTS: This Agreement may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

18.	TERM: This Agreement shall become effective on the Agreement Date and shall terminate on the earliest of: (a) December 31, 2015, but if the Spin Effective Date occurs prior to January 1, 2016, then the first anniversary[c] of the Spin Effective Date; (b) the date a determination is made by the Board that a Restructuring Transaction will not occur; and (c) the date on which Executive’s employment with the Company and all Affiliates is terminated; provided that the terms of this Agreement which must survive the termination of this Agreement in order to be effectuated (including the provisions of Sections 1, 2, 6, 7 and 8) will in all events survive.

[Signatures on next page]

[c]	Second anniversary in the agreement for James Canafax

THE BABCOCK & WILCOX COMPANY

By:
Name:	E. James Ferland
Title:	President and Chief Executive Officer

EXECUTIVE

By:
Name:	EMPLOYEE

EXHIBIT A

DEFINITIONS

The following terms have the meanings set forth below.

“Accrued Benefits” shall mean:

i.	Any portion of Executive’s Salary earned through the date of the Covered Termination and not yet paid;

ii.	Reimbursement for any and all amounts advanced in connection with Executive’s employment for reasonable and necessary expenses incurred by Executive through the date of the Covered Termination in accordance with the Company’s policies and procedures on reimbursement of expenses;

iii.	Any earned vacation pay not theretofore used or paid in accordance with the Company’s policy for payment of earned and unused vacation time;

iv.	If executive participates in the Company’s financial planning services through AYCO on the date of the Covered Termination, such services through AYCO will continue until the earlier of June 30 of the calendar year following the calendar year in which a Covered Termination occurs or the date such program terminates for all similarly situated employees; and

v.	All other payments and benefits to which Executive may be entitled under the terms of any applicable compensation arrangement or benefit plan or program of the Company that do not specify the time of distribution; provided that Accrued Benefits shall not include any entitlement to severance under any severance plan or policy of the Company.

“Affiliate” means an Affiliate of the Company within the meaning of Rule 12b-2 promulgated under Section 12 of the Exchange Act.

“Applicable Bonus Percentage” means: (i) if the Covered Termination occurs in calendar year 2014 or 2016, the percentage applicable to Executive to determine Executive’s actual bonus due under the applicable Bonus Plan in respect of such year and (ii) if the Covered Termination occurs in calendar year 2015, the Target Bonus Percentage for such year.

“Board” means the Board of Directors of the Company.

“Bonus Plan” means the Company’s Executive Incentive Compensation Plan or the Company’s Management Incentive Compensation Plan, as applicable to Executive, or any successor plan thereto.

“Cause” means

(i)	the willful and continued failure of Executive to perform substantially Executive’s duties with the Company or an Affiliate (occasioned by reason other than physical or mental illness or disability of Executive) after a written demand for substantial performance is delivered to Executive by the Compensation Committee of the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Compensation Committee of the Board or the Chief Executive Officer believes that Executive has not substantially performed his duties, after which Executive shall have thirty days to defend or remedy such failure to substantially perform his duties;

(ii)	the willful engaging by Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company; or

(iii)	the conviction of Executive with no further possibility of appeal for, or plea of guilty or nolo contendere by Executive to, any felony.

The cessation of employment of Executive under subparagraph (i) and (ii) above shall not be deemed to be for “Cause” unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Compensation Committee of the Board of Directors of the Company at a meeting of such Committee called and held for such purpose (after reasonable notice is provided to Executive and he is given an opportunity, together with his counsel, to be heard before such Committee), finding that, in the good faith opinion of such Committee, Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

A “Change in Control” will be deemed to have occurred upon the occurrence of any of the following:

(a)	30% Ownership Change: Any Person, other than an ERISA-regulated pension plan established by the Company or an Affiliate, makes an acquisition of Outstanding Voting Stock and is, immediately thereafter, the beneficial owner of 30% or more of the then Outstanding Voting Stock, unless such acquisition is made directly from the Company in a transaction approved by a majority of the Incumbent Directors; or any group is formed that is the beneficial owner of 30% or more of the Outstanding Voting Stock (other than a group formation for the purpose of making an acquisition directly from the Company and approved (prior to such group formation) by a majority of the Incumbent Directors); or

(b)	Board Majority Change: Individuals who are Incumbent Directors cease for any reason to constitute a majority of the members of the Board; or

(c)

Major Mergers and Acquisitions: Consummation of a Business Combination unless, immediately following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Voting Stock immediately before such Business Combination beneficially own, directly or indirectly, more than 51% of the then outstanding shares of voting stock of the parent corporation resulting from such Business Combination in substantially the same relative proportions as their ownership, immediately before such Business Combination, of the Outstanding Voting Stock, (ii) if the Business Combination involves the issuance or payment by the Company of consideration to another entity or its shareholders, the total fair market value of such consideration plus the principal amount of the consolidated long-term debt of the entity or business being acquired (in each case, determined as of the date of consummation of such Business Combination by a majority of the Incumbent Directors) does not exceed 50% of the sum of the fair market value of the Outstanding Voting Stock plus the principal amount of the Company’s consolidated long-term debt (in each case, determined immediately before such consummation by a majority of the Incumbent Directors), (iii) no Person (other than any corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of voting stock of the parent corporation resulting from such Business Combination and (iv) a majority of the members of the board of directors of the parent corporation resulting from such Business Combination were Incumbent Directors of the Company immediately before consummation of such Business Combination; or

(d)	Major Asset Dispositions: Consummation of a Major Asset Disposition unless, immediately following such Major Asset Disposition, (i) individuals and entities that were beneficial owners of the Outstanding Voting Stock immediately before such Major Asset Disposition beneficially own, directly or indirectly, more than 70% of the then outstanding shares of voting stock of the Company (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) and (ii) a majority of the members of the Board (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) were Incumbent Directors of the Company immediately before consummation of such Major Asset Disposition.

For purposes of the definition of a “Change in Control”,

(1)	“Person” means an individual, entity or group;

(2)	“group” is used as it is defined for purposes of Section 13(d)(3) of the Exchange Act;

(3)	“beneficial owner” is used as it is defined for purposes of Rule 13d-3 under the Exchange Act;

(4)	“Outstanding Voting Stock” means outstanding voting securities of the Company entitled to vote generally in the election of directors; and any specified percentage or portion of the Outstanding Voting Stock (or of other voting stock) is determined based on the combined voting power of such securities;

(5)	“Incumbent Director” means a director of the Company (x) who was a director of the Company on the effective date of this Agreement or (y) who becomes a director after such date and whose election, or nomination for election by the Company’s shareholders, was approved by a vote of a majority of the Incumbent Directors at the time of such election or nomination, except that any such director will not be deemed an Incumbent Director if his or her initial assumption of office occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies by or on behalf of a Person other than the Board;

(6)	“election contest” is used as it is defined for purposes of Rule 14a-11 under the Exchange Act;

(7)	“Business Combination” means

(x)	a merger or consolidation involving the Company or its stock or

(y)	an acquisition by the Company, directly or through one or more Subsidiaries, of another entity or its stock or assets;

(8)	“parent corporation resulting from a Business Combination” means the Company if its stock is not acquired or converted in the Business Combination and otherwise means the entity which as a result of such Business Combination owns the Company or all or substantially all the Company’s assets either directly or through one or more Subsidiaries; and

(9)	“Major Asset Disposition” means the sale or other disposition in one transaction or a series of related transactions of 70% or more of the assets of the Company and its Subsidiaries on a consolidated basis; and any specified percentage or portion of the assets of the Company will be based on fair market value, as determined by a majority of the Incumbent Directors.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means The Babcock & Wilcox Company and any Successors, including, following a Restructuring Transaction, BWXT or PGG, as applicable.

“Confidential Information” means any and all information, data and knowledge that has been created, discovered, developed or otherwise become known to the Company or any of its Affiliates or in which property rights have been assigned or otherwise conveyed to the Company or any of its Affiliates, which information, data or knowledge has commercial value in the business in which the Company or any of its Affiliates or ventures is engaged, except such information, data or knowledge as is or becomes known to the public without violation of the terms of this Agreement. By way of illustration, but not limitation, Confidential Information includes business trade secrets, secrets concerning the Company’s or any of its Affiliate’s plans and strategies, nonpublic information concerning material market opportunities, technical trade secrets, processes, formulas, know-how, improvements, discoveries, developments, designs, inventions, techniques, marketing plans, manuals, records of research, reports, memoranda, computer software, strategies, forecasts, new products, unpublished financial information, projections, licenses, prices, costs, and employee, customer and supplier lists.

“Covered Termination” means, prior to the first anniversaryd of the Spin Effective Date of a Restructuring Transaction occurring during the term of this Agreement, there occurs a termination of Executive’s employment (such that Executive ceases to be employed by the Company or an Affiliate) that is a “Separation from Service” (as defined in Code Section 409A and the Treasury regulations and guidance issued thereunder) (i) by the Company or an Affiliate for a reason other than Cause or other than Executive’s Disability or (ii) by Executive for Good Reason.

“Disability” means circumstances which would qualify Executive for long term disability benefits under the Company’s Long Term Disability Plan, whether or not Executive is covered under such plan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Good Reason” means any one or more of the following events which occurs prior to the first anniversarye of the Spin Effective Date of a Restructuring Transaction:

(a)	a material diminution in the duties or responsibilities of Executive from those applicable immediately before the Agreement Date; [prior to the Spin Effective Date, a material diminution in the duties or responsibilities of Executive from those applicable immediately before the Agreement Date, but on and after the Spin Effective Date, a material diminution in the duties or responsibilities of Executive from those applicable immediately after the Spin Effective Date;][f] but, for the avoidance of doubt, if Executive has a position with either the Company or a Successor and, in either case, the employer is publicly traded, a material diminution in position, authority, duties or responsibilities will not have occurred if Employee has a position, authority, duties and responsibilities substantially the same as those attendant to Employee’s position with the Company immediately prior to the Agreement Date (notwithstanding that the business operations of the Company or such Successor may be smaller or less complex);

[d]	Second anniversary in the agreement for James Canafax
[e]	Second anniversary in the agreement for James Canafax
[f]	Only the agreements for Jenny Apker, P. Sandy Baker and David Black contain the language in brackets.

(b)	a material reduction in Executive’s annual Salary as in effect immediately before the Agreement Date or as the same may be increased from time to time thereafter; [prior to the Spin Effective Date, a material reduction in Executive’s annual rate of base salary as of the Agreement Date, but on and after the Spin Effective Date, a material reduction in Executive’s annual rate of base salary as of the Spin Effective Date, as the same may be increased from time to time thereafter;][g]

(c)	the failure by the Company to continue in effect any compensation plan in which Executive participates immediately before the Agreement Date which is material to Executive’s total compensation, unless a comparable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable than existed immediately before the Agreement Date, unless the action by the Company applies to all similarly situated employees;

(d)	the failure by the Company to continue to provide Executive with material benefits in the aggregate that are substantially similar to those enjoyed by Executive under any of the Company’s (or its Affiliates’) pension, savings, life insurance, medical, health and accident, or disability plans in which Executive was participating immediately before the Agreement Date if such benefits are material to Executive’s total compensation, the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive Executive of any fringe benefit enjoyed by Executive at the time of the Agreement Date if such fringe benefit is material to Executive’s total compensation, unless the action by the Company applies to all similarly situated employees; or

(e)	a change in the location of Executive’s principal place of employment with the Company by more than 50 miles from the location where Executive was principally employed as of the Agreement Date without Executive’s consent.

If any of the events described above occurs prior to the first anniversaryh of a Restructuring Transaction (an “Event”), Executive shall give the Company written notice (the “Executive Notice”) within 60 days following Executive’s knowledge of an Event that Executive intends to terminate employment as a result. The Company shall have 30 days following receipt of the Executive Notice in which to cure the Event. If the Company does not take such action within that time, the Event shall constitute Good Reason. If Executive does not provide the Executive Notice within 60 days as required above, then the Event shall not constitute Good Reason, and thereafter, for purposes of determining whether Executive has Good Reason, Executive’s terms and conditions of employment after the occurrence of the Event shall be substituted for those terms and conditions of Executive’s employment in effect immediately prior to the date of this Agreement.

[g]	Only the agreements for Jenny Apker, P. Sandy Baker and David Black contain the language in brackets.
[h]	Second anniversary in the agreement for James Canafax

“Restoration Plan” means The Babcock & Wilcox Company Defined Contribution Restoration Plan, or any similar plan offered by a Successor, as in effect on the Covered Termination.

“Salary” means Executive’s annual rate of base salary: (a) for purposes of Section 1, as in effect on the record date of the Restructuring Transaction; and (b) for purposes of Section 2, as in effect immediately before the Covered Termination or, if higher, in effect immediately before the first Event constituting Good Reason.

“SERP” means The Babcock & Wilcox Company Supplemental Executive Retirement Plan, or any supplemental executive retirement plan offered by a Successor, as in effect on the date of the Covered Termination.

“Spin Effective Date” means, with respect to a Restructuring Transaction, the effective date of date of the consummation of the spinoff or split off (i.e., the date shares of the Subsidiary subject to the spinoff or split off are first distributed to the Company’s stockholders) or sale (i.e., the closing date for the sale) that results in the completion of the Restructuring Transaction.

“Subsidiary” means every corporation, limited liability company, partnership or other entity of which 50% or more of the total combined voting power of all classes of voting securities or other equity interests is owned, directly or indirectly, by The Babcock and Wilcox Company or, upon and following a Restructuring Transaction, by the Successor.

“Successor” means an entity that has acquired the Company or an Operating Sub in a Change in Control, or an Operating Sub that is sold off or spun off to the stockholders of the Company in a Restructuring Transaction.

“Target Bonus Percentage” means the percentage applicable to Executive to determine Executive’s target incentive award opportunity under the Bonus Plan applicable to Executive: (a) for purposes of Section 1, as in effect for the bonus year in which the Restructuring Transaction occurs; and (b) for purposes of Section 2, as in effect immediately before the Covered Termination or, if higher, immediately before the first Event constituting Good Reason.